Exhibit 10.3

Amendment No. 2 to Consulting and Services Agreement

Dated as of June 23, 2023

This Amendment No. 2 to Consulting and Services Agreement (this “Amendment”) is made and entered into as of the date first set forth above (the “Amendment Date”), by and between Metros Development Co., Ltd., a Japanese corporation (the “Company”) and HeartCore Enterprises, Inc., a Delaware corporation (“Consultant”). Each of the Company and Consultant may be referred to herein individually as a “Party” and collectively as the “Parties”.

WHEREAS, the Parties are parties to that certain Consulting and Services Agreement, dated as of October 20, 2022, as amended by the Amendment No. 1 to Consulting and Services Agreement dated as of October 26, 2022 (as so amended, the “Original Agreement”);

WHEREAS, pursuant to the Consulting Agreement the Company issued to the Consultant that certain Common Stock Purchase Warrant, dated as of October 26, 2022, as amended by the Amendment No. 1 to Common Stock Purchase Warrant dated as of November 28, 2022 (as so amended, the “Warrant”); and

WHEREAS, the Parties now desire to amend the Original Agreement, and pursuant to the provisions of Section 9(f) of the Original Agreement the Parties may amend the Original Agreement in writing; and the Parties now desire to further amend the Consulting Agreement and to terminate the Warrant and to issue to the Consultant of a Stock Acquisition Rights Agreement in the form as attached hereto as Exhibit A (the “SAR Agreement”), and pursuant to and Section 6(l) of the Warrant the Parties may amend the Warrant in writing ;

NOW, THEREFORE, in consideration of the mutual promises set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

Section 1. Definitions. Defined terms used herein without definition shall have the meanings given in the Original Agreement.

Section 2. Termination of Warrant. Pursuant to the provisions of Section 6(l) of the Warrant, the Warrant is hereby terminated, effective as of the Amendment Date, and shall hereafter be null and void and of no further force or effect.

Section 3. Amendment. Pursuant to the provisions of Section 9(f) of the Original Agreement, the Original Agreement is hereby amended as follows:

(a)	Section 2(a) of the Consulting Agreement is hereby amended and restated in its entirety to provide as follows:

Subject to the terms and conditions and for the Term, Consultant shall provide the Company with the following services and such additional services as agreed to by the Company and Consultant in writing following the Effective Date (collectively, the “Services”), in each case subject to the other limitations below:

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(i)	Assistance with the selection and negotiation of terms for a law firm, underwriter and auditing firm for the Company;

(ii)	Assisting in the preparation of documentation for internal controls required for an initial public offering or de-SPAC transaction or other Fundamental Transaction (as defined in the SAR Agreement, as defined below) by the Company;

(iii)	Attend and, if requested by the Company, lead, meetings of the Company’s management and employees;

(iv)	Provide the Company with support services related to the Company’s NASDAQ listing;

(v)	Assist in the preparation of S-1 or F-1 filings;

(vi)	Support for investor relations activities,

(vii)	Preparing an investor presentation/deck and executive summary of the Company’s operations,

(b)	Section 3(a) of the Consulting Agreement is hereby amended and restated in its entirety to provide as follows:

The term of this Agreement shall commence on the Effective Date and shall continue until the day of the Company’s successful listing on the NASDAQ (the “Term”), unless sooner terminated in accordance with the terms herein. The Term may be renewed upon the mutual written agreement of the Parties via an amendment of this Agreement.

(c)	Section 4(a)(i) of the Consulting Agreement is hereby amended and restated in its entirety to provide as follows:

In return for the provision of the Services, the Company shall pay to the Consultant the sum of $500,000 (the “Services Fee”) and shall issue to Consultant a Stock Acquisition Rights Agreement to acquire a number of shares of capital stock of the Company, , to be substantially in the form as attached hereto as Exhibit A, which Stock Acquisition Rights Agreement may be revised to provide for an issuer other than the Company as set forth therein (the “SAR Agreement”), with such number of shares subject to the SAR Agreement to be adjusted as set forth therein. The SAR Agreement shall be deemed earned and vested as of the scheduled date set forth in the vesting condition and shall be non-returnable to the Company for any reason.

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(d)	Section 4(c) of the Consulting Agreement is hereby amended and restated in its entirety to provide as follows:

In the event that the Term is extended, the Company shall compensate Consultant for the Services at the rate of $150 per hour based on the hours spent by personnel of Consultant providing the Services. The Company may set forth limits on the number of hours that may be spent on any Services, or other terms and conditions related thereto, which may be communicated to Consultant by email or otherwise.

(e)	On the Amendment Date the Company shall issue to Consultant the SAR Agreement, which shall be the “SAR Agreement” for all purposes of the Consulting Agreement. The SAR is hereby attached to the Original Agreement as Exhibit A attached thereto, in place of the Warrant. Each reference in the Original Agreement to the “Warrant” is hereby amended to be a reference to the “SAR Agreement”.

(f)	Remainder in Force. Other than as amended herein, the Original Agreement shall remain in full force and effect. Following the full execution of this Amendment, any references in the Original Agreement to the “Agreement” shall be deemed a reference to the Original Agreement as amended by this Amendment and the Original Agreement and this Amendment shall be interpreted and enforced as one combined agreement.

Section 4. Miscellaneous.

(a)	Headings. The article and section headings contained in this Amendment are inserted for convenience only and shall not affect in any way the meaning or interpretation of the Amendment.

(b)	Governing Law. This Amendment, and all matters based upon, arising out of or relating in any way hereto, as well as the interpretation, construction, performance and enforcement of this Amendment, shall be governed by the laws of the United States and the State of Delaware, without regard to any jurisdiction’s conflict-of-laws principles.

(c)	Execution in Counterparts, Electronic Transmission. This Amendment may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[Signatures appear on following page]

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IN WITNESS WHEREOF, the Parties hereto have executed this Amendment as of the Amendment Date.

HeartCore Enterprises, Inc.

By:	/s/ Sumitaka Yamamoto
Name:	Sumitaka Yamamoto
Title:	Chief Executive Officer

Metros Development Co., Ltd.

By:	/s/ Yoshihiro Koshiba
Name:	Yoshihiro Koshiba
Title:	Chief Executive Officer

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Exhibit A

Stock Acquisition Rights Agreement

(Attached)

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